Exhibit 99.1

Legend International Holdings Announces IFFCO to Invest Additional $US12.5M via Options Exercise 45 Days in Advance

MELBOURNE, Australia--(BUSINESS WIRE)--Legend International Holdings, Inc (OTCBB:LGDI) with phosphate projects in the State of Queensland, Australia, announces that the Indian Farmers Fertiliser Cooperative Limited (“IFFCO”) have exercised 5,000,000 options in Legend at a strike price of $US 2.50 pursuant to the Share Options Agreement entered into on July 16, 2008.

The options exercise will provide an additional $US12.5 million of gross funding for the Company ($US12.3 million net of transactional costs) and will increase IFFCO’s stake in Legend from 6.78% to 8.84%. IFFCO still retains 25,000,000 options in Legend at strike prices from $US3.00 to $US4.00.

Commenting on the Agreement, Mr. Joseph Gutnick stated, “IFFCO’s decision to exercise the options 45 days early represents a significant vote of confidence in Legend’s projects and direction.”

The proceeds of the options exercise will be used to advance the ongoing development of the Company’s phosphate projects in the Georgina Basin in the Mt Isa region of Queensland.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTCBB:LGDI) is a mining and agriculture resource development company. The Company is principally focused on developing its phosphate deposits in the Georgina Basin in Queensland, Australia. The Company’s exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia. For further information please visit our website at www.lgdi.net.

About IFFCO

IFFCO is India’s largest fertilizer enterprise, a cooperative with over 50 million farmers associated with it, primarily engaged in production and marketing of nitrogenous and phosphate fertilizers in India. IFFCO has five fertilizer plants in India with a domestic annual capacity of producing 4.3 million tonnes of phosphatic fertilizers and 4.2 million tonnes of nitrogenous fertilizers. In addition to setting up the fertilizer manufacturing units in India, IFFCO has made strategic investments in several joint ventures in India and overseas. More details on IFFCO are available on its website www.iffco.nic.in.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2008 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Legend International Holdings Inc
Mr. Joseph Gutnick, +011 613 8532 2866
Chief Executive Officer
Fax: +011 613 8532 2805
josephg@axisc.com.au
or
New York Office
General Manager Business
Tel: 212-223-0018
Fax: 212-223-1169
legendinfo@axisc.com.au